Exhibit 99.3

VOTING AGREEMENT

This VOTING AGREEMENT is dated as of June 2, 2004, by and between Home Products International, Inc., a Delaware corporation (the “Company”), and James R. Tennant, holder of shares of common stock (“Stockholder”), par value $0.01 per share (“Company Common Stock”), of the Company.

WHEREAS, in order to induce the Company to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with JRT Acquisition, Inc., a Delaware corporation of which Stockholder is an executive officer, director and stockholder, the Company has requested Stockholder and Stockholder has agreed, to enter into this Voting Agreement with respect to all of the outstanding shares of Company Common Stock beneficially owned by Stockholder, and any shares of Company Common Stock hereafter acquired by Stockholder or any affiliate of Stockholder upon the exercise of Company Stock Options or otherwise (collectively, the “Covered Shares”).

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

GRANT OF PROXY AND VOTING AGREEMENT

Section 1.1.    Voting Agreement. In the event that any stockholder action is to be taken at any time with respect to the approval and adoption of the Merger Agreement, the Merger and all agreements related to the Merger and any actions related thereto or contemplated thereby (collectively, the “Transaction Documents”), whether by written consent, vote of the stockholders of the Company at a meeting (or any adjournment or postponement thereof) or otherwise, Stockholder agrees to vote all of the Covered Shares in favor of the approval and adoption of the Transaction Documents.

Section 1.2.    Irrevocable Proxy. Stockholder hereby revokes any and all previous proxies granted with respect to the Covered Shares. By entering into this Voting Agreement, Stockholder hereby grants a proxy appointing the Company, and each duly elected officer thereof, as such Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in such Stockholder’s name, to vote, express, consent or dissent, or otherwise to utilize such voting power as the Company or its proxy or substitute shall, in the Company’s sole discretion, deem proper with respect to the Covered Shares to effect any action described in Section 1.1 above, including, without limitation, the right to sign its name (as Stockholder) to any document relating to the Company necessary pursuant to the law of the State of Delaware to carry out the agreement set forth in Section 1.1 above. Stockholder retains the right to vote or otherwise utilize its voting power for all purposes not inconsistent with this Section 1.2. The proxy granted by Stockholder pursuant to this Article I is irrevocable for the term of this Voting Agreement and is granted in consideration of the Company entering into the Merger Agreement and this Voting Agreement and incurring certain related fees and expenses.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder represents and warrants to the Company that:

Section 2.1.    Authorization. This Voting Agreement has been duly executed and delivered by Stockholder. The obligations under this Voting Agreement constitute the legal, valid and binding obligations of Stockholder.

Section 2.2.    Non-Contravention. The execution, delivery and performance by Stockholder of this Voting Agreement, do not and will not (i) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (ii) require any consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration under any provision of, any agreement or other instrument binding on Stockholder or (iii) result in the imposition of any Lien on any of the Covered Shares.

Section 2.3.    Ownership of Covered Shares. Stockholder is the record and beneficial owner of the Covered Shares, free and clear of any Lien and, except as provided herein, any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Covered Shares) other than restrictions under the Securities Act of 1933, as amended. None of the Covered Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of the Covered Shares, except as provided herein. Stockholder possesses the sole and exclusive right to vote all of the Covered Shares in any vote of the stockholders of the Company.

Section 2.4.    Total Shares. Except for an aggregate of 467,628 shares of Company Common Stock, Stockholder does not beneficially own any (i) shares of capital stock or voting securities of Company, (ii) securities of Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Company. If Stockholder acquires any additional shares after the date hereof, Stockholder will notify the Company in writing within two business days of such acquisition, but in any event prior to the date of any meeting of stockholders of the Company, and such additional shares shall be subject to the terms and conditions of this Voting Agreement to the same extent as if beneficially owned by Stockholder on the date hereof.

ARTICLE III

COVENANTS OF STOCKHOLDER

Stockholder hereby covenants and agrees that:

Section 3.1.    No Proxies for or Encumbrances on Covered Shares. Except pursuant to the terms of this Voting Agreement, Stockholder shall not, without prior written consent of the Company, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Covered Shares with respect to any matter described in Section 1.1 of this Voting Agreement or (ii) acquire, sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect acquisition or sale, assignment, transfer, encumbrance or other disposition of, any Covered Shares during the term of this Voting Agreement other than pursuant to the Transaction Documents. Stockholder shall not seek or solicit any such acquisition or sale, assignment, transfer, encumbrance or other disposition or any such contract, option or other arrangement or understanding and agrees to notify the Company promptly, and to provide all details requested by the Company, if Stockholder shall be approached or solicited, directly or indirectly, by any person or entity with respect to any of the foregoing.

Section 3.2.    Appraisal Rights. Stockholder agrees not to exercise any rights (including, without limitation, under Section 262 of the Delaware General Corporation Law) to demand appraisal of any Covered Shares which may arise with respect to the Merger.

ARTICLE IV

MISCELLANEOUS

Section 4.1.    Termination. This Voting Agreement shall terminate and be of no further force or effect upon the termination of the Merger Agreement in accordance with its terms.

Section 4.2.    Further Assurances. Stockholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or proper under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Voting Agreement.

Section 4.3.    Amendments. Any provision of this Voting Agreement may be amended or waived if, but only if, such amendment or waiver in writing is signed, in the case of an amendment, by each party to this Voting Agreement or, in the case of a waiver, by the party against whom the waiver is to be effective.

Section 4.4.    Duties as Director. Nothing contained in this Voting Agreement shall be deemed to restrict Stockholder from taking actions in his capacity as a director of the Company as may be permitted under the Merger Agreement or as required under the law of the State of Delaware.

Section 4.5.    Expenses. All costs and expenses incurred in connection with this Voting Agreement shall be paid by the party incurring such cost or expense.

Section 4.6.    Parties in Interest; Successors and Assigns. The provisions of this Voting Agreement shall be binding upon, inure to the benefit of, and be enforceable by, each party hereto and their respective heirs, beneficiaries, executors, representatives, successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Voting Agreement without the consent of the other party hereto. Nothing in this Voting Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Voting Agreement.

Section 4.7.    Governing Law. This Voting Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

Section 4.8.    Consent to Jurisdiction. Each of the Company and Stockholder hereby irrevocably submits in any suit, action or proceeding arising out of or related to this Voting Agreement or any other instrument, document or agreement executed or delivered in connection herewith and the transactions contemplated hereby and thereby, whether arising in contract, tort, equity or otherwise, to the exclusive jurisdiction of any state or federal court located in the State of Illinois and waives any and all objections to jurisdiction that it may have under the laws of the United States or of any state. Each of the Company and Stockholder waives any objection that it may have (including, without limitation, any objection of the laying of venue or based on forum non conveniens) to the location of the court in any proceeding commenced in accordance with this Section 4.8.

Section 4.9.    Counterparts; Effectiveness. This Voting Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instruments. This Voting Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto. This Voting Agreement and any amendments hereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects and for all purposes as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of this Voting Agreement or any such agreement or instrument, and each such party forever waives any such defense.

Section 4.10.    Severability. If any term, provision or covenant of this Voting Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Voting Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 4.11.    Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Voting Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity, without the posting of a bond or other security.

Section 4.12.    Capitalized Terms. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

Section 4.13.    No Strict Construction. The language used in this Voting Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be used against any person hereto

[END OF DOCUMENT;

SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have cause this Voting Agreement to be duly executed as of the day and year first above written.

HOME PRODUCTS INTERNATIONAL, INC.

By:	/S/ JAMES E. WINSLOW
Name: Title:	James E. Winslow Executive Vice President and Chief Financial Officer

STOCKHOLDER:

/S/ JAMES R. TENNANT
James R. Tennant